EXHIBIT 5.1

Goodwin Procter LLP Counselors at Law 135 Commonwealth Drive Menlo Park, CA 94025 T: 650.752.3100 F: 650.853.1038

December 20, 2013

CollabRx, Inc. 44 Montgomery Street, Suite 800 San Francisco, California 94104

Re:Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on December 20, 2013 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), relating to the registration of the offer by CollabRx, Inc., a Delaware corporation (the “Company”) of up to $10,000,000 in aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  We have also acted as counsel  to you in connection with the sale through Cantor Fitzgerald & Co. as the sales agent (the “Sales Agent”) from time to time by the Company of shares of Common Stock (the “Sales Agreement Shares”) having an aggregate offering price of up to $2,900,000 pursuant to the Registration Statement, Base Prospectus and the related prospectus for the sale of the Sales Agreement Shares included in the Registration Statement, and that certain Sales Agreement dated December 20, 2013 between the Company and the Sales Agent.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificate of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

CollabRx, Inc.
December 20, 2013

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s certificate of incorporation as then in effect.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized.

2.    When the price and other terms upon which the Shares (other than the Sales Agreement Shares) have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and such Shares have been issued and delivered against payment therefor (in an amount not less than the par value thereof) in accordance with such terms, such Shares will be validly issued, fully paid and non-assessable.

3.    When the Sales Agreement Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued and delivered by the Company against payment therefor (in an amount not less than the par value thereof) in accordance with the terms of the Sales Agreement, the issuance and delivery of the Sales Agreement Shares will have been duly authorized by all necessary corporate action of the Company, and the Sales Agreement Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP